Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	John M. McCaffery Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7290

BRIDGE BANCORP, INC.

REPORTS THIRD QUARTER 2017 RESULTS

Growth in Loans and Deposits

(Bridgehampton, NY – October 25, 2017) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced third quarter results for 2017. Highlights of the Company's financial results for the quarter include:

•	Net income of $9.4 million, compared to $8.9 million in 2016, and $.48 per diluted share for the quarter.

•	Returns on average assets and equity for the 2017 third quarter were 0.88% and 8.41%, respectively.

•	Net interest income for the 2017 third quarter increased $1.7 million over 2016 to $32.3 million, with a net interest margin of 3.29%.

•	Total assets of $4.3 billion at September 2017, 12% higher than September 2016.

•	Loan growth of $335 million, or 13%, compared to September 2016 and $321 million, or 17% annualized, from December 2016.
•	Deposit growth of $277 million, or 13% annualized, from December 2016 to $3.2 billion at September 2017.

•	Non-public, non-brokered deposit growth of $389 million, or 24% annualized, from December 2016.

•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III rules.

•	Declared a dividend of $0.23 during the quarter.

•	Announcing 4th quarter charge related to planned branch closures.

Commenting on the third quarter results, Kevin O’Connor, President and CEO said, “Our investments in people and brand awareness bore fruit in this quarter, with loans and deposits growing at annual rates of 18% and 19% respectively. This was achieved while improving our efficiency ratio from 59% to 56% quarter-over quarter. We continue to expand into new and promising markets, opening our newest branch in Astoria, Queens during September.”

Net Earnings and Returns

Net income for the quarter was $9.4 million, or $0.48 per diluted share, compared to $8.9 million, or $0.50 per diluted share for the third quarter of 2016. Net income for the nine months ended September 2017 was $27.5 million, or $1.39 per diluted share, compared to $26.3 million, or $1.50 per diluted share, in 2016. Returns on average assets and equity for the third quarter of 2017 were 0.88% and 8.41%, respectively, compared to 0.93% and 9.78% in 2016, respectively. Return on average tangible common equity for the third quarter of 2017 was 11.21% compared to 14.24% in 2016. The decreases in the equity related returns are the result of the increase in average shares outstanding and stockholders’ equity due in part to the $50 million common stock offering in November 2016.

Interest income increased $3.7 million for the third quarter of 2017 over the same period in 2016 as average interest earning assets increased by $477.0 million, or 14%, due primarily to organic growth in loans and an increase in securities. Interest expense increased $2.0 million for the third quarter of 2017 over the same period in 2016 as average interest bearing liabilities increased by $354.2 million, or 16%, due primarily to increases in deposits and FHLB advances.

While net interest income increased, the quarterly net interest margin, reported on a GAAP basis, declined to 3.29% from 3.57% for the comparable quarter last year. Factors affecting the margin include Fed Fund rate increases, lower purchase accounting accretion income on acquired loans, loan pricing floors on a portion of floating rate loans, and the elimination of costs associated with the junior subordinated debentures. While increases in rates have, to date, impacted the margin negatively this compression has been somewhat amplified by the impact of the aforementioned purchase accounting accretion. The tax equivalent margin, excluding this accretion, was 3.14% in the third quarter of 2017 versus 3.31% in comparable period in 2016.This non-GAAP disclosure has been included to show how the underlying structure of the balance sheet is reacting to the interest rate environment.

“The three increases in Fed Fund rates beginning in December 2016, totaling 75 basis points, reflect the first sustained increases in over a decade.  While we believe over time there is a benefit to the Company of higher sustained rates, in the short term this activity, along with other market forces, have resulted in a flattening yield curve, causing funding costs to increase quicker than our asset yields.  We believe with a rise in rates across the yield curve, the strength of our core deposit franchise, expected loan repricings, and overall growth prospects we will, over time see an expanded margin. Specifically, the strength and value of this franchise can be measured today in the impact of the Fed rate increase on our core deposit costs and current growth.  To date of the 75 basis points of Fed Fund rate increases we have experienced only a 15 basis points increase in costs on core deposits, or only 19% of the increase (our deposit beta). In addition, over this time period our bankers managed to grow this portfolio of deposits in excess of 9%,” noted Mr. O’Connor.

Provision for loan losses was $1.9 million for the 2017 third quarter, $.1 million lower than the third quarter of 2016. Contributing to the lower provision was a decrease in net charge-offs, partially offset by an increase in loan growth in the 2017 third quarter compared to the 2016 third quarter. The Company recognized net charge-offs of $0.2 million in the third quarter of 2017, compared to net charge-offs of $0.4 million for the same period in 2016.

Non-interest income was $5.0 million for the third quarter of 2017, $.9 million higher than 2016, resulting from an increase in other operating income, title fee income, and net securities gains, partially offset by a decrease in gain on sales of Small Business Administration loans.

Non-interest expense for the third quarter of 2017 increased to $21.3 million from $19.2 million in 2016. The increase reflects growth in salaries and benefits expense, other operating expenses, and occupancy and equipment, partially offset by a decrease in amortization of other intangible assets. The Company’s operating expense as a percentage of average assets was 1.99% in the third quarter of 2017 compared to 2.03% in the third quarter of 2016.

Balance Sheet and Asset Quality

Total assets were $4.3 billion at September 30, 2017, $450.3 million higher than September 2016. Total loans at September 2017 of $2.9 billion reflect growth of $335.4 million, or 13%, over September 2016. This growth was net of a bulk loan sale and the exit of two loan participations in the 2016 fourth quarter totaling approximately $47 million. Deposits totaled $3.2 billion at September 2017, an increase of $279.6 million over 2016. Demand deposits totaled $1.2 billion at September 2017, representing 37% of total deposits.

Asset quality measures remained strong, as non-performing assets, comprised exclusively of non-performing loans, were $7.5 million, or 0.17% of total assets, and 0.26% of total loans at September 2017 compared to $2.1 million, or 0.05% of total assets, and 0.08% of total loans at September 2016. Loans 30 to 89 days past due decreased $0.2 million to $3.8 million at September 30, 2017, with $1.9 million representing acquired loans. Loans past due 90 days and still accruing at September 30, 2017 and 2016 were comprised of acquired loans of $2.4 million and $1.0 million, respectively.

The allowance for loan losses increased $5.0 million to $29.3 million at September 30, 2017 from $24.3 million as of September 30, 2016. The allowance as a percentage of loans was 1.00% at September 30, 2017 compared to 0.94% at September 30, 2016. The allowance as a percentage of BNB originated loans was 1.17%, based on BNB originated loans totaling $2.5 billion, at September 30, 2017, compared to 1.19%, based on BNB originated loans totaling $2.1 billion, at September 30, 2016. The increase in the allowance for loan losses is due to portfolio growth, as well as certain acquired loans being refinanced by BNB. Acquired loans are recorded at fair value at acquisition, effectively netting estimated future losses against the loan balances, whereas loans originated and refinanced by BNB have recorded allowances for loan losses.

Stockholders’ equity grew $79.3 million to $441.9 million at September 30, 2017, compared to $362.6 million at September 30, 2016. The growth reflects earnings, the $47.5 million in net capital raised in connection with the November 2016 common stock offering, conversions of trust preferred securities and the dividend reinvestment plan, partially offset by shareholders' dividends and a decrease in the fair value of available for sale investment securities. Tangible book value per share increased $2.47 to $16.78 at September 30, 2017, compared to $14.31 at September 30, 2016. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized.

Branch Rationalization

Mr. O’Connor commented, “Following an assessment of our branch network to ensure we are covering our markets efficiently, we have identified a number of branches that we plan to either close or consolidate into nearby locations.  As a result, we expect to take a pre-tax charge in the 2017 4th quarter related to exiting lease obligations, employee severance, and other related charges of no more than $6.6 million.  The impact on 2018 pre-tax income, in the form of cost savings and expected deposit runoff, is estimated to be no less than $3.3 million, with an expected payback period of no more than 22 months. We will be following up with more information in the coming weeks as this initiative progresses.”

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.3 billion, operates 44 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; our expectation that the application filed with NYSDFS will not be delayed or denied; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	September 30,	December 31,	September 30,
	2017	2016	2016
ASSETS
Cash and due from banks	$57,915	$102,280	$40,745
Interest earning deposits with banks	29,038	11,558	24,004
Total cash and cash equivalents	86,953	113,838	64,749
Securities available for sale, at fair value	792,058	819,722	667,001
Securities held to maturity	189,603	223,237	227,266
Total securities	981,661	1,042,959	894,267
Securities, restricted	34,234	34,743	24,515
Loans held for investment	2,921,705	2,600,440	2,586,267
Allowance for loan losses	(29,273)	(25,904)	(24,308)
Loans, net	2,892,432	2,574,536	2,561,959
Premises and equipment, net	35,000	35,263	34,473
Goodwill and other intangible assets	111,170	111,774	112,533
Accrued interest receivable and other assets	142,828	141,457	141,505
Total assets	$4,284,278	$4,054,570	$3,834,001

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$1,194,819	$1,151,268	$1,113,675
Savings, NOW and money market deposits	1,785,184	1,568,009	1,607,310
Certificates of deposit of $100,000 or more	159,511	126,198	114,786
Other time deposits	63,794	80,534	87,920
Total deposits	3,203,308	2,926,009	2,923,691
Federal funds purchased and repurchase agreements	50,846	100,674	151,094
Federal Home Loan Bank advances	476,674	496,684	269,509
Subordinated debentures, net	78,606	78,502	78,467
Junior subordinated debentures, net	-	15,244	15,336
Other liabilities and accrued expenses	32,905	29,470	33,302
Total liabilities	3,842,339	3,646,583	3,471,399
Total stockholders' equity	441,939	407,987	362,602
Total liabilities and stockholders' equity	$4,284,278	$4,054,570	$3,834,001

Selected Financial Data:
Book value per share	$22.43	$21.36	$20.75
Tangible book value per share (1)	$16.78	$15.51	$14.31
Common shares outstanding	19,707	19,100	17,471

Capital Ratios:
Total capital to risk weighted assets	14.2%	15.0%	13.3%
Tier 1 capital to risk weighted assets	10.8%	11.3%	9.7%
Common equity Tier 1 capital to risk weighted assets	10.8%	10.8%	9.1%
Tier 1 capital to average assets	8.3%	8.6%	7.5%
Tangible common equity to tangible assets (1) (2)	7.9%	7.5%	6.7%
Tier 1 capital to average assets (Bank)	9.9%	9.9%	9.6%

Asset Quality:
Loans 30-89 days past due	$3,755	$2,156	$3,952
Loans 90 days past due and accruing (3)	$2,444	$1,027	$1,044

Non-performing loans (Non-performing assets)	$7,451	$1,241	$2,051

Non-performing loans/total loans	0.26%	0.05%	0.08%
Non-performing assets/total assets	0.17%	0.03%	0.05%
Allowance/non-performing loans	392.87%	2087.35%	1185.18%
Allowance/total loans	1.00%	1.00%	0.94%
Allowance/originated loans	1.17%	1.23%	1.19%

(1) Tangible common equity represents a non-GAAP financial measure calculated as total stockholders' equity less goodwill and other intangible assets.

(2) Tangible assets represents a non-GAAP financial measure calculated as total assets less goodwill and other intangible assets.

(3) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Interest income	$38,438	$34,761	$109,889	$103,101
Interest expense	6,093	4,077	16,290	12,395
Net interest income	32,345	30,684	93,599	90,706
Provision for loan losses	1,900	2,000	3,650	4,150
Net interest income after provision for loan losses	30,445	28,684	89,949	86,556

Non-interest income:
Service charges and other fees	2,392	2,354	6,662	6,437
Title fee income	757	438	1,848	1,352
Net securities gains	260	-	260	449
Gain on sale of Small Business Administration loans	100	213	1,442	670
BOLI income	563	556	1,690	1,358
Other operating income	900	473	1,701	2,032
Total non-interest income	4,972	4,034	13,603	12,298

Non-interest expense:
Salaries and employee benefits	11,766	10,330	34,467	31,483
Occupancy and equipment	3,514	3,256	10,351	9,439
Acquisition costs	-	-	-	(270)
Amortization of other intangible assets	247	462	800	1,810
Other operating expenses	5,744	5,156	16,955	16,090
Total non-interest expense	21,271	19,204	62,573	58,552

Income before income taxes	14,146	13,514	40,979	40,302
Income tax expense	4,703	4,663	13,524	13,971
Net income	$9,443	$8,851	$27,455	$26,331
Basic earnings per share	$0.48	$0.50	$1.39	$1.50
Diluted earnings per share	$0.48	$0.50	$1.39	$1.50
Weighted average common and equivalent shares	19,405	17,726	19,387	17,688

Selected Financial Data:
Return on average total assets	0.88%	0.93%	0.89%	0.92%
Return on average stockholders' equity	8.41%	9.78%	8.36%	9.94%
Return on average tangible common equity (1)	11.21%	14.24%	11.21%	14.50%
Net interest margin	3.29%	3.57%	3.30%	3.47%
Net interest margin, tax-equivalent basis (2)	3.33%	3.61%	3.33%	3.51%
Adjusted net interest margin (2)	3.14%	3.31%	3.13%	3.24%
Efficiency ratio	57.00%	55.31%	58.37%	56.84%
Adjusted efficiency ratio (2)	56.22%	53.47%	57.21%	55.36%
Operating expense as a % of average assets	1.99%	2.03%	2.02%	2.04%

(1) Average tangible common equity totaled $334.2 million and $247.3 million for the three months ended September 30, 2017 and 2016, respectively, and $327.4 million and $242.6 million for the nine months ended September 30, 2017 and 2016, respectively, and represents a non-GAAP financial measure calculated as average total stockholders' equity less average goodwill and other intangible assets.

(2) See reconciliations of As Reported (GAAP) and Adjusted (non-GAAP) disclosure provided elsewhere herein.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three Months Ended September 30,
	2017			2016
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income) (1)	$2,817,775	$32,667	4.60%	$2,505,313	$30,049	4.77%
Securities (1)	1,050,811	6,019	2.27	880,831	5,005	2.26
Deposits with banks	26,243	91	1.38	31,683	43	0.54
Total interest earning assets (1)	3,894,829	38,777	3.95	3,417,827	35,097	4.09
Non interest earning assets:
Other assets	354,215			349,619
Total assets	$4,249,044			$3,767,446

Interest bearing liabilities:
Deposits	$1,977,119	$2,852	0.57%	$1,772,492	$1,738	0.39%
Federal funds purchased and repurchase agreements	118,499	402	1.35	179,783	301	0.67
Federal Home Loan Bank advances	398,234	1,704	1.70	172,139	562	1.30
Subordinated debentures	78,583	1,135	5.73	78,444	1,134	5.75
Junior subordinated debentures	-	-	-	15,396	342	8.84
Total interest bearing liabilities	2,572,435	6,093	0.94	2,218,254	4,077	0.73
Non interest bearing liabilities:
Demand deposits	1,196,179			1,150,187
Other liabilities	34,875			38,872
Total liabilities	3,803,489			3,407,313
Stockholders' equity	445,555			360,133
Total liabilities and stockholders' equity	$4,249,044			$3,767,446

Net interest income/interest rate spread (1)		32,684	3.01%		31,020	3.36%

Net interest earning assets/net interest margin (1)	$1,322,394		3.33%	$1,199,573		3.61%

Tax equivalent adjustment		(339)	(0.04)		(336)	(0.04)

Net interest income/net interest margin		$32,345	3.29%		$30,684	3.57%

(1) Presented on a non-GAAP tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2017			2016
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest Earning Assets:
Loans, net (including loan fee income) (1)	$2,703,634	$92,493	4.57%	$2,475,665	$87,423	4.72%
Securities (1)	1,064,974	18,222	2.29	983,763	16,549	2.25
Deposits with banks	25,537	208	1.09	30,839	115	0.50
Total interest earning assets (1)	3,794,145	110,923	3.91	3,490,267	104,087	3.98
Non interest earning assets:
Other assets	352,186			337,885
Total assets	$4,146,331			$3,828,152

Interest bearing liabilities:
Deposits	$1,917,516	$7,382	0.51%	$1,814,493	$4,953	0.36%
Federal funds purchased and repurchase agreements	129,006	1,073	1.11	156,346	779	0.67
Federal Home Loan Bank advances	401,292	4,382	1.46	264,821	2,233	1.13
Subordinated debentures	78,549	3,405	5.80	78,409	3,404	5.80
Junior subordinated debentures	893	48	7.19	15,715	1,026	8.72
Total interest bearing liabilities	2,527,256	16,290	0.86	2,329,784	12,395	0.71
Non interest bearing liabilities:
Demand deposits	1,147,790			1,106,945
Other liabilities	32,378			37,714
Total liabilities	3,707,424			3,474,443
Stockholders' equity	438,907			353,709
Total liabilities and stockholders' equity	$4,146,331			$3,828,152

Net interest income/interest rate spread (1)		94,633	3.05%		91,692	3.27%

Net interest earning assets/net interest margin (1)	$1,266,889		3.33%	$1,160,483		3.51%

Tax equivalent adjustment		(1,034)	(0.03)		(986)	(0.04)

Net interest income/net interest margin		$93,599	3.30%		$90,706	3.47%

(1) Presented on a non-GAAP tax equivalent basis.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Disclosure (unaudited)

(Dollars in thousands)

Reconciliation of As Reported (GAAP) and non-GAAP financial measures

The tables below provide a reconciliation of GAAP (As Reported) and non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Adjusted net interest margin
Net interest income - As Reported	$32,345	$30,684	$93,599	$90,706
Tax equivalent adjustment	339	336	1,034	986
Net interest income, tax-equivalent basis (non-GAAP)	$32,684	$31,020	$94,633	$91,692
Adjustment:
Less: Accretion income on acquired loans	(1,738)	(2,380)	(5,486)	(6,471)
Adjusted net interest income, tax-equivalent basis (non-GAAP)	$30,946	$28,640	$89,147	$85,221

Average interest earning assets - As Reported	$3,894,829	$3,417,827	$3,794,145	$3,490,267
Adjustment:
Average purchase accounting adjustments on acquired loans	16,077	23,850	17,527	25,787
Adjusted average interest earning assets (non-GAAP)	$3,910,906	$3,441,677	$3,811,672	$3,516,054

Net interest margin - As Reported (1)	3.29%	3.57%	3.30%	3.47%
Tax equivalent adjustment	0.04%	0.04%	0.03%	0.04%
Net interest margin, tax-equivalent basis (non-GAAP) (2)	3.33%	3.61%	3.33%	3.51%
Adjustment:
Purchase accounting adjustments on acquired loans	(0.19)%	(0.30)%	(0.20)%	(0.27)%
Adjusted net interest margin (non-GAAP) (3)	3.14%	3.31%	3.13%	3.24%

(1) Net interest margin represents net interest income divided by average interest earning assets.

(2) Net interest margin, tax equivalent basis represents net interest income on a tax equivalent basis divided by average interest earning assets.

(3) Adjusted net interest margin represents adjusted net interest income, tax equivalent basis divided by adjusted average interest earning assets.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Efficiency ratio - As Reported	57.00%	55.31%	58.37%	56.84%

Non-interest expense - As Reported	$21,271	$19,204	$62,573	$58,552
Less: Acquisition costs	-	-	-	270
Less: Amortization of intangible assets	(247)	(462)	(800)	(1,810)
Less: Measurement period fixed asset adjustment	-	-	-	309
Adjusted non-interest expense (non-GAAP)	$21,024	$18,742	$61,773	$57,321

Net interest income - As Reported	$32,345	$30,684	$93,599	$90,706
Tax equivalent adjustment	339	336	1,034	986
Net interest income, tax-equivalent basis (non-GAAP)	$32,684	$31,020	$94,633	$91,692

Non-interest income - As Reported	$4,972	$4,034	$13,603	$12,298
Less: Net securities gains	(260)	-	(260)	(449)
Adjusted non-interest income (non-GAAP)	$4,712	$4,034	$13,343	$11,849

Adjusted total revenues for adjusted efficiency ratio (non-GAAP)	$37,396	$35,054	$107,976	$103,541

Adjusted efficiency ratio (non-GAAP) (4)	56.22%	53.47%	57.21%	55.36%

(4) Adjusted efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax-equivalent basis and adjusted non-interest income.

	September 30,	December 31,	September 30,
	2017	2016	2016
Tangible common equity to tangible assets
Total assets - As Reported	$4,284,278	$4,054,570	$3,834,001
Less: Goodwill and other intangible assets - As Reported	(111,170)	(111,774)	(112,533)
Tangible assets (non-GAAP)	$4,173,108	$3,942,796	$3,721,468

Total stockholders' equity - As Reported	$441,939	$407,987	$362,602
Less: Preferred stock - As Reported	-	-	-
Less: Goodwill and other intangible assets - As Reported	(111,170)	(111,774)	(112,533)
Tangible common equity (non-GAAP)	$330,769	$296,213	$250,069

Tangible common equity to tangible assets (non-GAAP) (5)	7.9%	7.5%	6.7%

(5) Calculated by dividing tangible common equity by tangible assets.